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                                                                      EXHIBIT 12


                      VIRGINIA ELECTRIC AND POWER COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (thousands except ratios)

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
                             12 Months
                               Ended
                           March 31, 1995       1994        1993        1992        1991        1990
Net Income.............       $428,706        $447,144  $  509,051  $  469,521  $  487,379  $  450,354

Add: Income Taxes......        215,643         225,647     257,217     211,295     233,323     213,463

Total..................        644,349         672,791     766,268     680,816     720,702     663,817

Fixed Charges:
Interest on
 Long-Term Debt........        294,549         291,864     300,152     300,857     335,651     356,279
Other Interest.........          8,039           7,551      19,121      29,534      27,805      25,927
Estimated Interest
 Factor of Rents
 Charged to Operating
 Expenses, Clearing and
 Other Accounts........          7,647           7,132       5,660       6,231       9,999      10,400
Total Fixed Charges....        310,235         306,547     324,933     336,622     373,455     392,606
Earnings as Defined....       $954,584        $979,338  $1,091,201  $1,017,438  $1,094,157  $1,056,423

Ratio of Earnings
 to Fixed Charges......           3.08            3.19        3.36        3.02        2.93        2.69
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